Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Intra-Cellular Therapies, Inc.,

Oneida Resources Corp.

and

ITI, Inc.

August 23, 2013

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4.16	Insurance	21
4.17	No Undisclosed Liabilities	21
4.18	Environmental Matters	21
4.19	Absence of Certain Developments	21
4.20	Employee Benefit Plans	22
4.21	Employees	22
4.22	Proprietary Information and Inventions	22
4.23	Intellectual Property	23
4.24	Tax Free Reorganization	23
4.25	Investment Company	23
4.26	Foreign Corrupt Practices	23
4.27	No Integrated Offering	23
4.28	Application of Takeover Provisions	23
4.29	Information	24
4.30	Full Disclosure	24

ARTICLE V	CONDUCT OF BUSINESS PENDING THE MERGER	24

5.1	Conduct of Business by Parent and Merger Sub	24
5.2	Conduct of Business by the Company	25

ARTICLE VI	ADDITIONAL COVENANTS AND AGREEMENTS	25

6.1	Governmental Filings	25
6.2	Expenses	25
6.3	Due Diligence; Access to Information; Confidentiality	26
6.4	Tax Treatment	27
6.5	Press Releases	28
6.6	Securities Reports	28
6.7	Private Placement	28
6.8	Company Stockholders’ Written Consent; Materials to Stockholders	28
6.9	No Solicitation	28
6.10	Failure to Fulfill Conditions	29
6.11	Notification of Certain Matters	29
6.12	Indemnity Agreement	29
6.13	Company Stock Options and Warrants	29

ARTICLE VII	CONDITIONS	30

7.1	Conditions to Obligations of Each Party	30
7.2	Additional Conditions to Obligation of Parent and Merger Sub	31
7.3	Additional Conditions to Obligation of the Company	32

ARTICLE VIII	TERMINATION	34

8.1	Termination	34

ARTICLE IX	GENERAL PROVISIONS	35

9.1	Notices	35
9.2	No Survival	36
9.3	Interpretation	36

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9.4	Severability	37
9.5	Amendment	37
9.6	Waiver	37
9.7	Miscellaneous	37
9.8	Counterparts; Facsimile Signatures	37
9.9	Third Party Beneficiaries	37
9.10	Governing Law	37
9.11	Jurisdiction; Service of Process	37
9.12	Disclosure in Schedules	38

SCHEDULES

Schedule 3.4(b)	Existing Stockholders
Schedule 4.10	Contracts and Commitments
Schedule 4.11	Affiliate Transactions
Schedule 5.2	Conduct of Business by the Company

EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Redemption Agreement
Exhibit C	Form of Indemnity Agreement
Exhibit D	Form of Legal Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Exhibit E	Form of Legal Opinion of Richardson & Patel LLP
Exhibit F	Form of 2013 Equity Incentive Plan
Exhibit G	Form of Parent Restated Certificate of Incorporation
Exhibit H	Form of Parent Restated Bylaws

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of August 23, 2013, by and among Intra-Cellular Therapies, Inc., a Delaware corporation (the “Company”), Oneida Resources Corp., a Delaware corporation (“Parent”), and ITI, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H

WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the “Merger”);

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the Delaware General Corporation Law (“DGCL”) and the bylaws of Merger Sub;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of common stock and preferred stock of the Company shall be converted into the Merger Consideration (as hereinafter defined) upon the Effective Time (as hereinafter defined); and

WHEREAS, the parties to this Agreement intend that the Merger, taken together with the subsequent merger of the Company with and into Parent, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that Parent, Merger Sub and the Company will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“2003 Plan” shall have the meaning as set forth in Section 2.2(b).

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Board of Directors” shall mean the board of directors of the entity specified.

“Certificate of Merger” shall mean the certificate of merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning as set forth in Section 2.1(c).

“Closing Date” shall have the meaning as set forth in Section 2.1(c).

“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“Common Stock Exchange Ratio” shall mean: one-half (1/2).

“Company 2012 Financial Statements” shall have the meaning as set forth in Section 3.8.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.001, of the Company.

“Company Financial Statements” shall have the meaning as set forth in Section 3.8.

“Company Interim Statements” shall have the meaning as set forth in Section 3.8.

“Company Latest Balance Sheet” shall have the meaning as set forth in Section 3.10.

“Company Preferred Stock” means the preferred stock, par value $0.001, of the Company.

“Company Stock Options” shall have the meaning ascribed thereto in Section 6.13(a).

“Compensatory Plan” shall mean (i) any employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, change in control and similar plan, program, arrangement, agreement, policy or commitment, (ii) any compensatory equity interest, stock option, restricted stock, deferred stock, performance stock, stock appreciation, stock unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) any savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing, in any case, to, under or with respect to which, Parent and/or Merger Sub has any actual or contingent obligation or liability.

“Delaware General Corporation Law” or “DGCL” shall mean Title 8, Chapter 1 of the Delaware Code, as amended.

“Dissenting Shares” shall have the meaning as set forth in Section 2.5.

“Effective Date” shall have the meaning ascribed thereto in Section 2.1(c).

“Effective Time” shall have the meaning ascribed thereto in Section 2.1(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity which is (or at any relevant time was), with Parent and/or Merger Sub, a member of a “controlled group of corporations,” under “common control” with, or a member of an “affiliated service group,” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Evaluation Material” shall have the meaning ascribed thereto in Section 6.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Indemnity Agreement” has the meaning ascribed thereto in Section 6.12.

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter; provided that such individual is presumed to know what an individual in such individual’s position is required to know by applicable law. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person had Knowledge of such fact or other matter.

“Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

“Merger” shall have the meaning ascribed thereto in the preambles of this Agreement.

“Merger Consideration” means the shares of Parent Common Stock issuable in connection with and by virtue of the Merger to the holders of Company Capital Stock, based on the Common Stock Exchange Ratio.

“Parent Common Stock” shall mean the common stock, par value $0.0001 per share, of Parent.

“Parent Financial Statements” shall have the meaning ascribed thereto in Section 4.5(c).

“Parent Form 10” shall have the meaning ascribed thereto in Section 4.5(a).

“Parent Insiders” shall have the meaning ascribed thereto in Section 4.11.

“Parent Latest Balance Sheet” shall have the meaning ascribed thereto in Section 4.17.

“Parent Previous Filings” shall have the meaning ascribed thereto in Section 4.5(a).

“Parent Professional Fees” shall mean the aggregate amount of the actual and documented fees, costs and expenses of Parent’s attorneys, accountants and other service providers incurred by Parent on or prior to the Effective Date in connection with the preparation and negotiation of this Agreement and the Redemption Agreement and the closing of the transactions contemplated hereby or thereby.

“Parent SEC Filings” shall have the meaning ascribed thereto in Section 4.5(a).

“Parent Stockholders” shall have the meaning ascribed thereto in Section 4.4(a).

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Private Placement” shall have the meaning ascribed thereto in Section 7.1(f).

“Purchase Agreement” means the Common Stock Purchase Agreement to be dated on or around August 28, 2013 by and among the Company, Parent and the investors named therein.

“Redemption Agreement” shall have the meaning ascribed thereto in Section 4.4(a).

“Representatives” shall have the meaning ascribed thereto in Section 6.3(a).

“Requisite Company Stockholder Vote” shall have the meaning ascribed thereto in Section 3.2.

“Returns” shall have the meaning ascribed thereto in Section 4.9(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” shall, with respect to any Person, mean (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Surviving Company” shall have the meaning ascribed thereto in Article II.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxing”) shall mean (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment- related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing; and (b) any liability for the payment of any amounts of the type described in the immediately preceding clause (a) as a result of being a member of an affiliated, combined, consolidated or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contractual obligation or otherwise.

“Warrant” has the meaning ascribed thereto in Section 6.13(b).

ARTICLE II

MERGER

Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (i) Merger Sub will merge with and into the Company, (ii) the separate corporate existence of Merger Sub shall cease, and (iii) the Company will remain the surviving corporation in the Merger as a wholly-owned subsidiary of Parent. The term “Surviving Company” as used herein shall mean the Company, as a wholly-owned subsidiary of Parent after giving effect to the Merger. The Merger will be effected pursuant to the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Section 251 of the DGCL.

2.1 Effects of the Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b) Parent, the Company and Merger Sub, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or Merger Sub, the officers of the Surviving Company are fully authorized in the name of Parent, the Company and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

(c) Subject to the provisions of Article VII and Article VIII hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place on or before August 30, 2013 (the “Closing Date”), at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111 or such other time and place as the Company and Parent mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII, but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed upon by the parties hereto. On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Secretary of

State of the State of Delaware in accordance with the DGCL. The Merger shall be effective when the filing of the Certificate of Merger is accepted by the Secretary of State of the State of Delaware (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Effective Time occurs.

2.2 Effect on Company Capital Stock and Merger Sub Capital Stock.

(a) Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holders of any of the following securities, the following shall occur:

(i) Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and extinguished pursuant to this Section 2.2 and Dissenting Shares) shall automatically be converted into and exchangeable for 0.5 fully paid and nonassessable shares of Parent Common Stock. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and/or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends;

(ii) Company Treasury Shares. All shares of Company Capital Stock held at the Effective Time by the Company as treasury stock, if any, will be cancelled and extinguished and no payment will be made with respect to those shares;

(iii) Company Capital Stock Owned by Merger Sub or Parent. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time and owned by Merger Sub or Parent, if any, will be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(iv) Merger Sub Common Stock. All shares of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

(b) Stock Options. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or the Company, the Company’s 2003 Equity Incentive Plan, as amended (the “2003 Plan”), and all options to purchase Company Common Stock then outstanding thereunder, shall be assumed by Parent and each such option shall become exercisable for shares of Parent Common Stock in accordance with Section 6.13(a) hereof.

(c) Warrants. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent or the Company, all warrants to purchase Company Common Stock then outstanding shall be assumed by Parent and shall become exercisable for shares of Parent Common Stock in accordance with Section 6.13(b) hereof.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

(e) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and no certificates or scrip for any fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu thereof, receive one whole share of Parent Common Stock.

2.3 Rights of Holders of Certificates Evidencing Company Capital Stock. On and after the Effective Time and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Time represented shares of Company Capital Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Parent Common Stock into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.2 above. The record holder of each such outstanding certificate representing shares of Company Capital Stock, shall, after the Effective Time, be entitled to vote the shares of Parent Common Stock into which such shares of Company Capital Stock shall have been converted on any matters on which the holders of record of Parent Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates of Company Capital Stock, Parent may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of Company Capital Stock at the Effective Time.

2.4 Procedure for Exchange of Company Capital Stock.

(a) After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Company Capital Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.2), upon surrender of such certificates to the Secretary of Parent, shall be entitled to receive certificates representing the number of shares of Parent Common Stock into which shares of Company Capital Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.2 hereof. Parent shall not be obligated to deliver any such shares of Parent Common Stock to which any former holder of shares of Company Capital Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Company Capital Stock shall be cancelled. If there is a transfer of Company Capital Stock ownership which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Secretary of Parent, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (y) the person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable, and (z) the issuance of such Parent Common Stock shall not, in the sole discretion of Parent, violate the requirements of the Regulation D “safe harbor” of the Securities Act with respect to the private placement of Parent Common Stock that will result from the Merger.

(b) All shares of Parent Common Stock issued upon the surrender for exchange of Company Capital Stock, in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

(c) Any shares of Parent Common Stock issued in the Merger will not be transferable except (1) pursuant to an effective registration statement under the Securities Act or (2) upon receipt by Parent of a written opinion of counsel for the holder reasonably satisfactory to Parent to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and applicable state securities laws. Restrictive legends shall be placed on all certificates representing shares of Parent Common Stock, issued in the Merger, substantially as follows:

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.

(d) In the event any certificate for Company Capital Stock or any certificate or similar instrument evidencing any other security of the Company shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, as may be required pursuant to this Agreement; provided, however, that Parent, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.5 Dissenting Shares. Shares of Company Capital Stock held by stockholders of the Company who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of Parent Common Stock, pursuant to Section 2.2 above, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been cancelled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from Parent shares of Parent Common Stock, as provided in Section 2.2 above. Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company.

2.6 Certificates of Incorporation; Bylaws.

(a) The certificate of incorporation of the Surviving Company shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company at and after the Effective Time, until thereafter amended in accordance with the DGCL and the terms of certificate of incorporation of the Surviving Company and such bylaws.

2.7 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons who were directors and officers of the Company immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of the Surviving Company and applicable law.

2.8 Directors and Officers of Parent.

(a) At or prior to the Closing, the Board of Directors of Parent shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, take the following action, to be effective upon the Effective Time: (i) elect to the Board of Directors of Parent the persons who were directors of the Company immediately prior to the Closing; and (ii) appoint as the officers of Parent those persons who were the officers of the Company immediately prior to the Closing, or, in either case with regard to clauses (i) and (ii), such other persons designated by the Company. Except as set forth in Section 2.8(b), all of the persons serving as directors of Parent immediately prior to the Closing shall resign immediately following the election of the new directors, and all of the persons serving as officers of Parent immediately prior to the Closing shall resign immediately following the appointment of the new officers, all subject to compliance with Rule 14f-1 promulgated under the Exchange Act. Subject to applicable law, Parent has taken or shall take all action reasonably requested by the Company, but consistent with the certificate of incorporation and bylaws of Parent, that is reasonably necessary to effect any such election or appointment of the designees of the Company to Parent’s Board of Directors, including mailing to Parent’s stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company has supplied Parent all information with respect to it and its nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.

(b) In the event that the Board of Directors of Parent cannot be reconstituted at the Effective Time as set forth in Section 2.8(a) due to compliance with the time period set forth in Rule 14f-1 promulgated under the Exchange Act, then (i) at or prior to the Closing, the Board of Directors of Parent shall elect Sharon Mates to the Board of Directors of Parent, effective upon the Effective Time, (ii) all of the persons serving as directors of Parent immediately prior to the Closing, other than Samir N. Masri, shall resign immediately following the election of Sharon Mates, and (iii) Samir N. Masri shall have executed and delivered to the Company a written resignation from the Board of Directors of Parent effective immediately after the period set forth in Rule 14f-1 promulgated under the Exchange Act shall have expired.

(c) The provisions of this Section 2.8 are in addition to and shall not limit any rights which the Company or any of its Affiliates may have as a holder or beneficial owner of shares of capital stock of Parent as a matter of law with respect to the election of directors or otherwise. Immediately after the Effective Time, the newly constituted board of directors of Parent will appoint the officers of the Company immediately prior to the Effective Time as the officers of Parent. The newly-appointed directors and officers of Parent shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of Parent and applicable law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification. The Company is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. The copies of the certificate of incorporation and bylaws of the Company that have been made available to Parent prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and, as amended by a proposed certificate of amendment to the certificate of incorporation made available to Parent and to be effective prior to the closing of the Private Placement, shall be in effect on the Effective Date. The Company is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company or the Surviving Company.

3.2 Authority Relative to this Agreement; Non-Contravention. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the

Company and, except for approval of the Merger and adoption of this Agreement by the affirmative vote of holders of (i) a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis and (ii) a majority of the outstanding shares of Company Preferred Stock (collectively, the “Requisite Company Stockholder Vote”), which vote will be obtained prior to Closing, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming it is a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and filing of Form D with the SEC, and (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

3.3 No Conflicts. The Company is not subject to, or obligated under, any provision of (a) its certificate of incorporation or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company or the Surviving Company.

3.4 Capitalization.

(a) As of the date hereof (and prior to the issuance of shares of Company Common Stock in the Private Placement), the authorized capital stock of the Company consists of: (i) 17,210,262 shares of Company Preferred Stock, of which (A) 4,150,000 shares have been designated Series A Preferred Stock, of which 3,700,000 shares were issued and outstanding, (B) 5,000,215 shares have been designated Series B Preferred Stock, of which 3,628,260 shares were issued and outstanding, and (C) 8,060,047 shares have been designated Series C Preferred Stock, of which 5,762,764 shares were issued and outstanding; and (ii) 36,500,000 shares of Company Common Stock, of which 12,288,950 shares were issued and outstanding; provided, however, that, prior to the closing of the Private Placement and the Effective Time, the Company intends to file an amendment to its certificate of incorporation to increase the authorized number of shares of Company Common Stock to 60,000,000 . The Company also has outstanding options to purchase an aggregate of 2,924,760 shares of Common Stock outstanding under the 2003 Plan, which has expired and under which the Company may make no further grants. The Company also has issued and outstanding convertible promissory notes having an aggregate principal amount of $15,289,892, convertible (together with accrued interest at the time of conversion) into approximately 5,054,686 shares of Company Common Stock at the closing of the Private Placement (assuming that such closing takes place on August 28, 2013), and a warrant to purchase 3,645 shares of Common Stock. The issued and outstanding shares of Company Capital Stock are, and at the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. Other than in connection with the Private Placement, the Company has, and at the Effective Time will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. Other than the Private Placement or as described in this Section 3.4, there are no commitments, agreements or other rights or arrangements existing which provide for the sale or issuance of common stock or any other securities by the Company of any kind and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of common stock or other securities of the Company of any kind, and, there will not be any such agreements prior to or at the Effective Date. There are, and on the Effective Date there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of its common stock or other securities.

(b) Schedule 3.4(b) contains a list of the names of the owners of record as of the date of this Agreement of all issued and outstanding shares of Company Capital Stock and the number of shares of Company Capital Stock each of them holds.

(c) Except for the Company’s obligations under the Purchase Agreement, the Company does not own, and is not party to any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Except as contemplated by this Agreement, the Company is not a party to, and, to the Company’s Knowledge, there do not exist any voting trusts, proxies, or other contracts with respect to the voting of shares of common stock of the Company.

3.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of the Company, threatened against the Company or its officers, directors, employees or Affiliates, or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of the Company, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving the Company or its officers, directors, employees, Affiliates or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate. The Company is not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.6 Brokers or Finders. Other than Leerink Swann LLC, National Securities Corporation and Livingston Securities LLC, neither the Company nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

3.7 Subsidiaries. Other than Intra-Cellular Therapies, LLC (Russia), a wholly owned subsidiary of the Company, the Company does not have, and on the Effective Date, will not have, any subsidiaries, nor does it have any direct or indirect interest in any other business entity.

3.8 Financial Statements. The Company has made available to Parent the audited balance sheet of the Company as of December 31, 2012, and the related statements of income, changes in stockholders’ equity, and cash flows of the Company for the year then ended (the “Company 2012 Financial Statements”), and its unaudited balance sheet as of June 30, 2013 and the related unaudited statements of income, change in stockholders’ equity and cash flows of the Company for the six-month period then ended (the “Company Interim Statements” and together with the Company 2012 Financial Statements, the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto, and except that the Interim Financial Statements may not include all notes required under GAAP and may be subject to customary year-end adjustments, which shall not be material, individually or in the aggregate) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Financial Statements and the Company Interim Statements, respectively.

3.9 Books and Records. The books of account, minute books, stock record books, and other records of the Company, complete copies of which have been made available to Parent, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. At the Closing, all of the Company’s records will be in the possession of the Company or its counsel.

3.10 No Undisclosed Liabilities. Except as reflected in the unaudited balance sheet of the Company at June 30, 2013 (the “Company Latest Balance Sheet”), the Company has no material liabilities (whether accrued, absolute, contingent, unliquidated) or otherwise except (i) liabilities which have arisen after the date of the Company Latest Balance Sheet in the ordinary course of business, or (ii) liabilities under this Agreement.

3.11 Absence of Certain Developments. Except as disclosed in the Company Financial Statements or as otherwise contemplated by this Agreement, since the date of the Company Latest Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on the Company, (ii) any event that could reasonably be expected to prevent or materially delay the performance of the Company’s obligations pursuant to this Agreement, (iii) any material change by the Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of common stock of the Company or any redemption, purchase or other acquisition of any of the Company’s securities, (v) other than in the ordinary course of business consistent with past practice, (a) any increase in the compensation or benefits payable or to become payable to any officers or directors of the Company or (b) the establishment of any bonus, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan of the Company, (vi) other than issuances of stock options pursuant to the 2003 Plan (or shares of Company Common Stock in connection with the exercise of any stock options) and in connection with the Private Placement, any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by the Company, (vii) other than as contemplated by Section 3.1 hereof, any amendment to the certificate of incorporation or bylaws of the Company, (viii) other than in the ordinary course of business consistent with past practice, any (w) capital expenditures by the Company, (x) purchase, sale, assignment or transfer of any material assets by the Company, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of the Company, except for liens for Taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on the Company or the Surviving Company, or (z) cancellation, compromise, release or waiver by the Company of any rights of material value or any material debts or claims, (ix) any incurrence by the Company of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of the Company, (xi) other than in connection with the Private Placement and this Agreement, entry into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (xii) any termination, material modification or cancellation of any agreement, contract, lease or license to which the Company is a party or by which it is bound, (xiii) entry by the Company into any loan in excess of $10,000 with any officers or directors of the Company, (xiv) any charitable or other capital contribution by the Company or pledge therefore, (xv) entry by the Company into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (xvi) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (i) through (xv).

3.12 Vote Required. The Requisite Company Stockholder Vote is the only vote of the holders of any class or series of Company Capital Stock necessary to approve the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Parent and Merger Sub each are, and on the Effective Date will be, corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted. The copies of the certificate of incorporation and bylaws of each of Parent and Merger Sub that have been made available to the Company on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect at the Effective Time. Parent and Merger Sub are, and on the Effective Date, each will be, licensed or qualified to do business in every jurisdiction which the nature of their respective businesses or their respective ownership of properties require each to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Parent or Merger Sub, individually or in the aggregate.

4.2 Authority Relative to this Agreement; Non-Contravention. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub. Subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, with respect to which Parent has taken appropriate action before the execution and delivery of this Agreement, no further corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming it is a valid and binding obligation of the Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and the filing of Form D with the SEC and (y) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Parent or Merger Sub for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, or adversely affect the consummation of the transactions contemplated hereby.

4.3 No Conflicts. Neither Parent nor Merger Sub is subject to, or obligated under, any provision of (a) their respective certificates of incorporation or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.4 Capitalization.

(a) As of the date hereof, Parent is, and at the Effective Time will be, authorized to issue 100,000,000 shares of Parent Common Stock, and 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 5,000,000 shares of Parent Common Stock and no shares of preferred stock are currently, or immediately prior to the Effective Time will be, issued and outstanding. The issued and outstanding shares of capital stock of Parent are, and at the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights or applicable law and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. Parent has, and at the Effective Time will have, no other securities, including equity securities or securities containing any equity features authorized, issued or outstanding. Prior to the Effective Time, the board of directors of Parent shall have taken all requisite corporate action to assume and adopt the Company’s 2003 Plan and the board of directors and stockholders of Parent shall have taken all requisite corporate action to approve and adopt a new equity incentive plan, in substantially the form of Exhibit F hereto, to be effective immediately following the Effective Time, subject to compliance with Section 14(c) of the Exchange Act and the rules and regulations promulgated thereunder. Parent has not at any time granted any stock options, restricted stock, restricted stock units, phantom stock, performance stock or other compensatory equity or equity-linked awards. There are no commitments, obligations, agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Parent and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Parent any shares of capital stock or other securities of Parent of any kind, and there will not be any of the foregoing prior to or at the Effective Time. Immediately prior to the execution of this Agreement, Parent and each person holding shares of Parent Common Stock on the date hereof (the “Parent Stockholders”) have entered into an agreement in the form attached hereto as Exhibit B (the “Redemption Agreement”), pursuant to which Parent will redeem all shares of Parent Common Stock held by the Parent Stockholders in exchange for aggregate consideration of $60,000. The redemption of such shares shall occur promptly following the Effective Time, but in no event later than one (1) business day after the Effective Time. Other than the shares of Parent Common Stock comprising the Merger Consideration, upon the consummation of such redemption, there will be no other shares of capital stock of Parent outstanding. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Parent to repurchase or otherwise acquire any shares of its capital stock other than the Redemption Agreement.

(b) Parent is not a party to, and, to Parent’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Parent.

(c) The authorized capital of Merger Sub consists of 5,000 shares of common stock, par value $0.001 per share, 100 shares of which are, and at the Effective Time will be, issued and outstanding and held of record by Parent as the sole stockholder. The issued and outstanding shares of capital stock of Merger Sub are, and at the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights or any applicable law, and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Merger Sub any shares of capital stock or other securities of Merger Sub of any kind, and there will not be any such agreements prior to or at the Effective Time. Merger Sub has not at any time granted any stock options, restricted stock, restricted stock units, phantom stock, performance stock or other compensatory equity or equity-linked awards. There are, and at the Effective Time, there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require Merger Sub to repurchase or otherwise acquire any shares of its capital stock.

4.5 Exchange Act Reports; Financial Statements.

(a) Since the filing of Parent’s Registration Statement on Form 10 on February 8, 2013 (the “Parent Form 10”), Parent has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) all reports, forms and documents that it was required to file with the SEC pursuant to the Exchange Act (together with the Parent Form 10, the “Parent Previous Filings”). Parent shall notify the Company immediately and in writing of the filing of any additional forms, reports or documents with the SEC by Parent after the date hereof and prior to the Effective Time (together with the Parent Previous Filings, the “Parent SEC Filings”). As of their respective filing dates (or if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such amending or superseding filing), each of the Parent SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder.

(b) Parent has timely filed (or has been deemed to have timely filed pursuant to Rule 12b-25 under the Exchange Act) and made publicly available on the SEC’s EDGAR system, and the Company may rely upon, all certifications and statements required by (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act and (B) Section 906 of the Sarbanes Oxley Act of 2002 with respect to any documents filed with the SEC. Since the most recent filing of such certifications and statements, there have been no significant changes in Parent’s internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act), or in other factors that could significantly affect its disclosure controls and procedures.

(c) The financial statements (including footnotes thereto) included in or incorporated by reference into the Parent SEC Filings (the “Parent Financial Statements”) were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with the Exchange Act and the applicable accounting requirements, rules and regulations of the SEC promulgated thereunder as of their respective dates and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein). The Parent Financial Statements fairly present the financial condition of Parent as of the dates thereof and results of operations, cash flows and stockholders’ equity for the periods referred to therein (subject, in the case of unaudited Parent Financial Statements, to normal recurring year-end adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

4.6 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub, or Parent’s officers, directors or employees, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of Parent, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving Parent, Merger Sub, or Parent’s officers, directors, or employees, individually or in the aggregate. Neither Parent nor Merger Sub are a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.7 Subsidiaries. Merger Sub is Parent’s only subsidiary, direct or indirect. Parent owns all of the outstanding shares of capital stock of Merger Sub and all such shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or encumbrances. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.8 No Brokers or Finders. None of Parent or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.9 Tax Matters.

(a) (i) Each of Parent and Merger Sub has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Returns”), required to be filed by it in respect of any Taxes; (ii) all such Returns are complete and accurate in all material respects; (iii) each of Parent and Merger Sub has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it (whether or not shown on any Return); (iv) Parent has established on the Parent Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) each of Parent and Merger Sub has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws), and has complied in all material respects with all applicable reporting and recordkeeping requirements.

(b) There are no liens for Taxes upon any assets of Parent or Merger Sub, except statutory liens for current Taxes not yet due.

(c) No deficiency for any Taxes has been asserted, assessed or proposed against Parent or Merger Sub that has not been finally resolved. No waiver, extension or comparable consent given by Parent or Merger Sub regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending or threatened Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Parent or Merger Sub by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Parent, is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. Parent does not expect the assessment of any additional Taxes of Parent or Merger Sub for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Parent or Merger Sub which would exceed the estimated reserves established on its books and records.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(e) There is no contract, agreement, plan or arrangement to which Parent or Merger Sub is a party which requires Parent or Merger Sub to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax- related payments under Section 409A of the Code or Section 280G of the Code.

(f) Neither Parent nor Merger Sub is liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. Neither Parent nor Merger Sub is a party to any Tax sharing, allocation or indemnification agreement. Neither Parent nor Merger Sub has agreed or is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. Neither Parent nor Merger Sub will be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where Parent or Merger Sub does not file a Return that Parent or Merger Sub is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Parent.

(g) Neither Parent nor Merger Sub has been a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h) Neither Parent nor Merger Sub has requested any extension of time within which to file any Return, which return has not since been filed.

4.10 Contracts and Commitments. Except for this Agreement, the agreements to be executed by Parent that are included as exhibits to this Agreement, and the agreements set forth on Schedule 4.10, Parent is not a party to any contract, agreement, arrangement or other understanding, whether written or oral, which is currently in effect, and which relates to Parent or its business. All agreements or commitments set forth on Schedule 4.10 shall either be cancelled or satisfied at the Effective Time.

4.11 Affiliate Transactions. No officer, director, employee or stockholder of Parent, or any member of the immediate family of any such officer, director, employee or stockholder, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange, the Nasdaq Stock Market, or in an over- the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “Parent Insiders”), has any agreement with Parent or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Parent. Except as set forth on Schedule 4.11, Parent is not indebted to any Parent Insider (except for reimbursement of ordinary business expenses) and no Parent Insider is indebted to Parent (except for cash advances for ordinary business expenses), all of which shall be paid or cancelled immediately at or prior to the Effective Time by Parent’s sole stockholder. No Parent Insider has any direct or indirect interest in any competitor, supplier or customer of Parent or in any Person from whom or to whom Parent leases any property, or in any other Person with whom Parent transacts business of any nature. For purposes of this Section 4.11, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

4.12 Compliance with Laws; Permits.

(a) Parent and its officers, directors, agents and employees have complied in all material respects with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements, including those pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Parent or any of its officers, directors, agents or employees, and Parent has not received any notice, alleging a violation of any such laws, regulations or other requirements. Parent is not relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to the Company after it acquires Parent’s properties, assets and business.

(b) Parent has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary and material to its operations and business.

4.13 Validity of the Parent Capital Stock. The shares of Parent Common Stock to be issued to holders of Company Capital Stock, pursuant and by virtue of the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights and encumbrances.

4.14 Books and Records. The books of account, minute books, stock record books, and other records of Parent, complete copies of which have been made available to the Company, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. At the Closing, all of Parent’s records will be in the possession of Parent or its counsel.

4.15 Real Property. Parent does not own, lease or use any real property.

4.16 Insurance. Parent does not own or maintain any insurance policies.

4.17 No Undisclosed Liabilities. Except as reflected in the unaudited balance sheet of Parent at June 30, 2013 included in Parent’s Quarterly Report on Form 10-Q for the three months ended on such date (the “Parent Latest Balance Sheet”), Parent has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen after the date of the Parent Latest Balance Sheet in the ordinary course of business (which liabilities are not material, individually or in the aggregate). Immediately prior to the Closing, Parent shall have no liabilities except for (a) Parent Professional Fees, which shall not exceed $20,000, and (b) and $16,667 due to Richardson & Patel, LLP, which shall be paid by Parent’s sole stockholder at Closing.

4.18 Environmental Matters. None of the operations of Parent involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40C.F.R. Parts 260-270 or any state, local or foreign equivalent.

4.19 Absence of Certain Developments. Except as disclosed in the Parent SEC Filings or as otherwise contemplated by this Agreement, since the date of the Parent Latest Balance Sheet, Parent has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (i) any event having a Material Adverse Effect on Parent, (ii) any event that would reasonably be expected to prevent or materially delay the performance of Parent’s obligations pursuant to this Agreement, (iii) any material change by Parent in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of capital stock of Parent or any redemption, purchase or other acquisition of any of Parent’s securities, (v) any increase in the compensation or benefits payable or to become payable to any officers or directors of Parent or Merger Sub or establishment or modification of any Compensatory Plan, (vi) any issuance, grants or sale of any stock, options, warrants, notes, bonds or other securities, or entry into any agreement with respect thereto by Parent, (vii) any amendment to the certificate of incorporation or bylaws of Parent, (viii) any capital expenditures by Parent, purchase, sale, assignment or transfer of any material assets by Parent, mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of Parent, except for liens for Taxes not yet due and such other liens, encumbrances, restrictions or charges, or cancellation, compromise, release or waiver by Parent of any rights of material value or any material debts or claims, (ix) any incurrence by Parent of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice (which liabilities are not material, individually or in the aggregate), (x) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Parent, (xi) entry by Parent into any agreement, contract, lease or license, (xii) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Parent is a party or by which any of them is bound, (xiii) entry by Parent into any loan or other transaction with any officers, directors or employees of Parent, (xiv) any charitable or other capital contribution by Parent or pledge therefore, (xv) entry by Parent into any transaction of a material nature, or (xvi) any negotiation or agreement by Parent to do any of the things described in the preceding clauses (i) through (xv).

4.20 Employee Benefit Plans.

(a) Neither Parent nor Merger Sub sponsors, maintains or has any obligation or liability under, or has at any time sponsored, maintained or had any obligation under, any Compensatory Plan. Without limiting the generality of the foregoing, neither Parent, Merger Sub nor any ERISA Affiliate sponsors, maintains or has any obligation under, or has sponsored, maintained or had any obligation under, any (A) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (B) single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Parent, Merger Sub and each of their ERISA Affiliates are in compliance in all material respects with the applicable requirements of Section 4980B of the Code and any similar state law.

(b) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall, individually or in the aggregate, (A) result in any payment becoming due to any officer, employee, consultant or director of Parent or Merger Sub, (B) increase or modify any benefits otherwise payable by Parent or Merger Sub to any employee, consultant or director of Parent or Merger Sub, or (C) result in the acceleration of time of payment or vesting of any such benefits.

4.21 Employees. Except as disclosed in the Parent SEC Filings, neither Parent nor Merger Sub has or has had any employees and none of Parent or Merger Sub has any obligation or liability to any current or former officer, director, employee or Affiliate of Parent. Each individual providing services to the Company has been properly classified as an employee or a non- employee service provider with respect to each such entity for all purposes under applicable law. No current or former employee, consultant or director of Parent or Merger Sub owes any indebtedness to Parent, Merger Sub or their Affiliates. Neither Parent nor Merger Sub is or has ever been a party to any collective bargaining or similar agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the Knowledge of Parent, attempting to represent, any employee of Parent or Merger Sub.

4.22 Proprietary Information and Inventions. No current Parent employee or consultant is party to either a non-disclosure agreement or an alternative employment agreement with Parent containing comparable non-disclosure provisions.

4.23 Intellectual Property.

(a) Parent does not own or license the right to use any patents, copyrights, trademarks, know-how or software.

(b) To Parent’s Knowledge, Parent is not infringing upon the intellectual property or proprietary rights of any Person. There are no claims pending or, to Parent’s Knowledge, threatened alleging that Parent is currently infringing upon or using in an unauthorized manner or violating the intellectual or proprietary rights of any Person.

(c) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement or contract relating to intellectual property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

4.24 Tax Free Reorganization. Neither Parent nor, to Parent’s Knowledge, any of its Affiliates has taken or agreed to take any action that could prevent the Merger, taken together with the subsequent merger of the Company with and into Parent, from qualifying as a reorganization under Section 368(a) of the Code.

4.25 Investment Company. None of Parent or Merger Sub is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

4.26 Foreign Corrupt Practices. None of Parent, Merger Sub or any director, officer, or, to the knowledge of Parent, agent, employee or other Person acting on behalf of Parent has, in the course of its actions for, or on behalf of, Parent: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made other unlawful payment to any foreign or domestic government official or employee.

4.27 No Integrated Offering. Neither Parent nor any Affiliates of Parent, nor any Person acting on the behalf of any of the foregoing, has, directly or indirectly, made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the shares of Parent Common Stock issuable pursuant to this Agreement under the Securities Act or cause this offering of such shares of Parent Common Stock to be integrated with prior offerings by Parent for purposes of the Securities Act or any applicable shareholder approval requirements of any authority.

4.28 Application of Takeover Provisions. Parent and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the certificate of incorporation of Parent or the laws of the State of Delaware to the transactions contemplated hereby, including the Merger and Parent’s issuance of shares of Parent Common Stock to the stockholders of the Company. Parent has never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Parent Common Stock or a change in control of Parent.

4.29 Information. All of the information provided by, or on behalf of, Parent or Merger Sub regarding Parent, Merger Sub or any of their respective officers, directors, employees, agents or other representatives, to the Company or its representatives for purposes of, or otherwise in connection with, the preparation of any filings to be made with the SEC and any other governmental authority in connection with the consummation of the transactions contemplated hereby is accurate and complete in all material respects.

4.30 Full Disclosure. The representations and warranties of Parent and Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Parent or Merger Sub has Knowledge that has not been disclosed to the Company pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, or materially adversely affect the ability of Parent or Merger Sub to consummate in a timely manner the transactions contemplated hereby.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business by Parent and Merger Sub. From the date of this Agreement to the Effective Date, unless the Company shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.1, neither Parent nor Merger Sub shall, directly or indirectly,

(a) amend its certificate of incorporation or bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of Parent, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Parent, (d) incur any indebtedness for borrowed money or default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Parent’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Parent’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except in connection with the exercise or conversion of Parent securities outstanding on the date of this Agreement or payment of stock dividends, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (h) make or change any material Tax elections, settle or compromise any material Tax liability or file any amended Returns or (i) adopt any Compensatory Plan or hire or materially increase the existing compensation of any employee, consultant, director or other service provider.

5.2 Conduct of Business by the Company. From the date of this Agreement to the Effective Date, unless Parent shall otherwise agree in writing or except as set forth in Schedule 5.2 or otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 5.2, the Company shall not, directly or indirectly, (a) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of the Company’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (b) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and the Company’s past custom and practice, (c) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any Company Capital Stock, except in connection with (I) the Private Placement, (II) the exercise of stock options or warrants or the conversion of convertible notes outstanding on the date of this Agreement or as contemplated by this Agreement, or (III) the issuance of awards under the 2003 Plan, or (d) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Governmental Filings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however that the Company has agreed to pay for up to $20,000 in Parent Professional Fees.

6.3 Due Diligence; Access to Information; Confidentiality.

(a) Between the date hereof and the Closing Date, the Company and Parent shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), Tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b) The Company and Parent agree that each such party will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder. Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Representative to assist such party in connection with the Merger and the transactions contemplated hereunder. Each agrees that it will, within ten (10) days of the other party’s request, re-deliver to such party all copies of that party’s Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.

(c) In the event any party or anyone to whom Evaluation Material has been transmitted in accordance with the terms herein is requested in connection with any proceeding to disclose any Evaluation Material, or a party has determined that it is required under applicable law or regulation to disclose Evaluation Material, such party will, to the extent permitted and practicable under the circumstances, give the other party prompt notice of such request or determination so that the other party may seek an appropriate protective order or other remedy or waive compliance with this Agreement, and such party will cooperate with the other party to obtain such protective order. In the event such protective order is not obtained, or the other party waives compliance with the provisions of this Section 6.3, such party (or such person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed. The parties acknowledge that, upon execution and delivery, this Agreement (but not the exhibits and schedules thereto) will be filed by Parent with the SEC under cover of Form 8-K.

(d) Notwithstanding any of the foregoing, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither Parent nor the Company nor any of their Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i) is or becomes generally available to the public other than as a result of an act or omission by such party, its affiliates or Representatives; disclosure;

(ii) was available to such party on a non-confidential basis prior to its

(iii) becomes available to such party on a non-confidential basis from a source other than the other party or its agents, advisors or Representatives; other party; or

(iv) developed by such party independently of any disclosure by the

(v) is disclosed in compliance with Section 6.3(c).

Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

(e) Parent and the Company each agree that money damages would not be sufficient to remedy any breach by the other party of this Section 6.3, and that, in addition to all other remedies, each party against which a breach of this Section 6.3 has been committed shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach.

6.4 Tax Treatment. It is intended by the parties hereto that the Merger, taken together with the subsequent merger of the Company with and into Parent (the Merger and such subsequent merger together, the “Mergers”), shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation sections 1.368-2(g) and 1.368-3(a). Parent, Merger Sub and the Company shall report the Mergers as a reorganization within the meaning of Section 368(a) of the Code and file all Returns accordingly, unless otherwise required pursuant to a “determination” within the meaning of and described in Section 1313(a) of the Code. Parent, Merger Sub and the Company each agree to use their respective best efforts to cause the Mergers to qualify, and will not take any actions which could reasonably be expected to prevent the Mergers from qualifying, as a “reorganization” under Section 368(a) of the Code.

6.5 Press Releases. The Company and Parent shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.6 Securities Reports. Parent shall timely file with the SEC all reports and other documents required to be filed under the Securities Act or the Exchange Act. All such reports and documents (i) shall not, as of the date of such filing, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) shall comply as to form, in all material respects, with the applicable rules and regulations of the SEC. Parent agrees to provide to the Company copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date, to the extent such reports and other documentation are not publicly available on EDGAR, within two (2) days after the date such reports or other documents are filed with the SEC.

6.7 Private Placement. Each of the Company and Parent shall take all necessary action on its part such that the issuance of the Merger Consideration to Company stockholders is exempt from registration under the Securities Act.

6.8 Company Stockholders’ Written Consent; Materials to Stockholders.

(a) The Company shall, in accordance with the DGCL and its certificate of incorporation and bylaws, use its best efforts to obtain the written consent of the number of Company stockholders necessary under its certificate of incorporation, bylaws and the DGCL to approve this Agreement and the Merger.

(b) The Company shall as promptly as practicable following the date of this Agreement prepare and mail to Company stockholders all information, if any, as may be required to comply with the DGCL, the Securities Act and the Exchange Act.

6.9 No Solicitation.

(a) Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither Parent nor its officers, directors, stockholders or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of capital stock, sale of substantial assets or other business combination; provided, however, that Parent may engage in such discussion and provide such non-public information (subject to obtaining confidentiality agreements) in response to an unsolicited proposal from an unrelated party if the Board of Directors of Parent determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of Parent. Parent will promptly advise the Company if it receives a proposal or inquiry with respect to the matters described above.

(b) Unless and until this Agreement shall have been terminated pursuant to Section 8.1, neither the Company nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person or group of Persons concerning any merger, sale of common stock (other than the Private Placement), sale of substantial assets or other business combination; provided, however, that the Company may engage in such discussion in response to any unsolicited proposal from an unrelated party if the Board of Directors of the Company determines, in good faith, after consultation with counsel, that the failure to engage in such discussions and provide such non-public information (subject to obtaining confidentiality agreements) may constitute a breach of the fiduciary or legal obligations of the Board of Directors of the Company. The Company will promptly advise Parent if it receives a proposal or inquiry with respect to the matters described above.

6.10 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

6.11 Notification of Certain Matters. At or prior to the Effective Time, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

6.12 Indemnity Agreement. Parent and the Company shall agree to indemnify the current officers and directors of Parent for actions relating to the approval of and entering into this Agreement and the Merger pursuant to an agreement in the form attached hereto as Exhibit C (the “Indemnity Agreement”).

6.13 Company Stock Options and Warrants.

(a) At the Effective Time, the 2003 Plan and each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Option”) thereunder or otherwise, whether or not vested, shall, by virtue of the Merger, be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective

Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting and exercisability on certain transactions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock as determined by multiplying the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time by the Common Stock Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock , and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time, by the Common Stock Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent and that such number of shares of Parent Common Stock and exercise price shall be determined in a manner consistent with the requirements of Sections 409A and 424 of the Code. No vesting periods for Company Stock Options will accelerate as a result of the transaction contemplated hereby. At the Effective Time, (i) all references in the 2003 Plan and related stock option agreements to the Company shall be deemed to refer to Parent and (ii) Parent shall assume all of Company’s obligations with respect to the 2003 Plan and Company Stock Options as so amended.

(b) At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock (each, a “Warrant”), whether or not vested, shall, by virtue of the Merger, be assumed by Parent. Each Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Warrant immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting and exercisability on certain transactions), except that (i) each Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock as determined by multiplying the number of shares of Company Common Stock that were subject to such Warrant immediately prior to the Effective Time by the Common Stock Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Warrant will be determined by dividing the exercise price per share of Company Common Stock at which such Warrant was exercisable immediately prior to the Effective Time, by the Common Stock Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. No vesting periods for any Warrants will accelerate as a result of the transaction contemplated hereby. At the Effective Time, (i) all references in the related stock warrant agreements to the Company shall be deemed to refer to Parent and (ii) Parent shall assume all of the Company’s obligations with respect to the Warrants as so amended.

ARTICLE VII

CONDITIONS

7.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b) Stockholder Approvals. This Agreement and the Merger shall have been approved by the Requisite Company Stockholder Vote.

(c) Adverse Proceedings. There shall not be threatened in writing, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Parent or Merger Sub of all or a material portion of the business or assets of the Company, or to compel Parent or Merger Sub or the Company to dispose of or to hold separately all or a material portion of the business or assets of Parent or Merger Sub or of the Company, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(d) Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 7.1(c).

(e) Market Condition. There shall not have occurred any general suspension of trading on the New York Stock Exchange, the Nasdaq Stock Market, or any general bank moratorium or closing or any war, national emergency or other event affecting the economy or securities trading markets in any of the foregoing cases generally that would make completion of the Merger impossible.

(f) Private Placement. Prior to the Closing, the Company shall have received no less than $55 million in aggregate proceeds pursuant to a private placement of Company Common Stock conducted in compliance with Regulation D under the Securities Act, including conversion of outstanding indebtedness (the “Private Placement”).

7.2 Additional Conditions to Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a) Representations and Compliance. The representations of the Company contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. The Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b) Officers’ Certificate. The Company shall have furnished to Parent and Merger Sub a certificate of the Chief Executive Officer of the Company, dated as of the Effective Date, in which such officer shall certify that, to the best of his Knowledge, the conditions set forth in Section 7.2(a) have been fulfilled.

(c) Secretary’s Certificate. The Company shall have furnished to Parent (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying to Parent that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of the Company executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by the Company, (iv) a copy of the certificate of incorporation of the Company, certified by the Secretary of State of Delaware, and (v) a certificate from the Secretary of State of the State of Delaware evidencing the good standing of the Company in such jurisdiction dated as of a recent date prior to the Closing Date.

(d) Consents and Approvals. The Company shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of the Company’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting the Company or any license, franchise or permit of or affecting the Company.

(e) Merger Certificate. The Company shall have executed a copy of the Certificate of Merger.

(f) Indemnity Agreement. The parties to the Indemnity Agreement shall have executed and delivered it to each other, and the Indemnity Agreement shall be in full force and effect.

(g) Opinion of Counsel. The Parent and the Merger Sub shall have received an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Company, in substantially the form of Exhibit D hereto.

7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a) Representations and Compliance. The representations of Parent and Merger Sub contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Effective Time, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. Parent and Merger Sub, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Effective Date.

(b) Officers’ Certificate. Parent shall have furnished to the Company a certificate of the Principal Executive Officer and Principal Financial Officer of Parent, dated as of the Effective Date, in which such officer shall certify that, to the best of his Knowledge, the conditions set forth in Section 7.3(a) have been fulfilled.

(c) Secretary’s Certificate. Parent shall have furnished to the Company (i) copies of the text of the resolutions by which the corporate action on the part of Parent necessary to approve this Agreement and the Certificate of Merger, the election of the directors of Parent to serve following the Closing Date and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporate secretary of Parent dated as of the Closing Date certifying to the Company that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of Parent by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Parent executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the certificate of incorporation of Parent, certified by the Secretary of State of the State of Delaware, and certificates from the Secretary of State of the State of Delaware evidencing the good standing of Parent in such jurisdiction dated as of a recent date prior to the Closing Date.

(d) Consents and Approvals. Parent and Merger Sub shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Parent’s or Merger Sub’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Parent or any license, franchise or permit of or affecting Parent.

(e) Redemption Agreement. Parent shall have delivered to the Company an executed copy of the Redemption Agreement, duly executed by Parent and each of the Parent Stockholders, and the Redemption Agreement shall be in full force and effect.

(f) Directors and Officers of Parent. The officers and directors of Parent shall be as provided in Section 2.8.

(g) Parent Liabilities. Except for Parent Professional Fees (which Parent Professional Fees shall not exceed $20,000), Parent shall have no liabilities.

(h) Indemnity Agreement. The parties to the Indemnity Agreement shall have executed and delivered it to each other, and the Indemnity Agreement shall be in full force and effect.

(i) Opinion of Counsel. The Company and the Company Stockholders shall have received an opinion of Richardson & Patel LLP, counsel to Parent and Merger Sub, in substantially the form of Exhibit E hereto.

(j) Compliance with Securities Law Requirements. Parent shall be in compliance in all material respects with all requirements of applicable securities laws, including, without limitation, the filing of reports required by Section 13 of the Exchange Act, and shall have taken all actions with respect thereto as shall be required or reasonably requested by the Company in connection therewith.

(k) Stock Plans. The stockholders of Parent shall have taken all requisite corporate action to approve the Company’s 2003 Plan, and the board of directors and stockholders of Parent shall have taken all requisite corporate action, prior to the Effective Time, to approve and adopt a new equity incentive plan, in substantially the form of Exhibit F hereto, to be effective immediately following the Effective Time, subject to compliance with Section 14(c) of the Exchange Act and the rules and regulations promulgated thereunder.

(l) Parent Certificate of Incorporation. The board of directors and stockholders of Parent shall have taken all requisite corporate action, prior to the Effective Time, to approve and adopt a restated certificate of incorporation, in substantially the form of Exhibit G hereto, to be filed with the Secretary of State of the State of Delaware immediately following the Effective Time, subject to compliance with Section 14(c) of the Exchange Act and the rules and regulations promulgated thereunder.

(m) Parent Bylaws. The board of directors and stockholders of Parent shall have taken all requisite corporate action, prior to the Effective Time, to approve and adopt restated bylaws, in substantially the form of Exhibit H hereto, to be effective immediately following the Effective Time, subject to compliance with Section 14(c) of the Exchange Act and the rules and regulations promulgated thereunder.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Date:

(a) by mutual consent of the Company and Parent, if the Board of Directors of each so determines by vote of a majority of the members of its entire board;

(b) by Parent, if any representation of the Company set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.2(a) could not be satisfied;

(c) by the Company, if any representation of Parent set forth in this Agreement was inaccurate when made or becomes inaccurate such that the condition set forth in Section 7.3(a) could not be satisfied;

(d) by Parent, if the Company fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.2(a) could not be satisfied;

(e) by the Company, if Parent fails to perform or comply with any of the obligations that it is required to perform or to comply with under this Agreement such that the condition set forth in Section 7.3(a) could not be satisfied;

(f) by either the Company or Parent if the Closing Date is not on or before September 30, 2013 or such later date as the Company and Parent may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement);

(g) by Parent if, after complying with Section 6.9(a) and affording the Company ten (10) business days’ notice of its proposal to enter into an agreement with a third party for a transaction of a nature specified in Section 6.9(a) (and, if the Company so elects, after good faith negotiations with the Company during such ten (10) business day period, to attempt to make adjustments in the terms and conditions of this Agreement as would enable Parent to proceed with the Merger), the Board of Directors of Parent shall have concluded that such third party offer is superior to the provisions of this Agreement, after considering any revised offer made by the Company; and

(h) by the Company if, after complying with Section 6.9(b) and affording Parent ten (10) business days’ notice of its proposal to enter into an agreement with a third party for a transaction of a nature specified in Section 6.9(b) (and, if Parent so elects, after good faith negotiations with Parent during such ten (10) business day period to attempt to make adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger), the Board of Directors of the Company shall have concluded that such third party offer is superior to the provisions of this Agreement, after considering any revised offer made by Parent.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to the Company:	Intra-Cellular Therapies Inc.
3960 Broadway

New York, New York 10032
Facsimile: (212) 923-3388
Telephone: (212) 923-3344
Attn: Sharon Mates, Chairman and Chief Executive Officer

With copies to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
Facsimile: (617) 542-2241
Telephone: (617) 542-6000
Attn: William C. Hicks, Esq.

If to Parent or Merger Sub:	Oneida Resources Corp.
c/o Samir Masri CPA Firm P.C.
175 Great Neck Road, Suite 403
Great Neck, New York 11021
Telephone: (516) 466-6193
Attn: Samir Masri

With copies to:	Richardson & Patel LLP
405 Lexington Avenue , 49th Floor
New York, New York 10174
Facsimile: (917) 677-8165
Telephone: (212) 931-8700
Attn: David N. Feldman, Esq.

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

9.2 No Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for this Article IX and those covenants and agreements herein and Section 6.3 that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.6 Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

9.7 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.8 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email of a PDF, which facsimile or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.9 Third Party Beneficiaries. Each party hereto intends that this Agreement, except as expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

9.10 Governing Law. This Agreement is governed by the internal laws of the State of Delaware without regard to such State’s principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

9.11 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.1. Nothing in this Section 9.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

9.12 Disclosure in Schedules. For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Schedule hereto with respect to any Section hereof in such a way as to make its relevance to the information called for by another Section hereof or any other Schedule, as the case may be, reasonably apparent, such matter shall be deemed to have been disclosed in response to such other Section or Schedule, notwithstanding the omission of any appropriate cross-reference thereto; provided, however, that each of Parent and the Company hereby covenants to make a good faith diligent effort to make all appropriate cross-references within and to any and all Sections of this Agreement and Schedules hereto.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

INTRA-CELLULAR THERAPIES, INC.

By:	/s/ Sharon Mates, Ph.D.
Name:	Sharon Mates, Ph.D.
Title:	Chairman, President and Chief Executive Officer

ONEIDA RESOURCES CORP.

By:	/s/ Samir N. Masri
Name:	Samir N. Masri
Title:	President and Chief Executive Officer

ITI, INC.

By:	/s/ Samir N. Masri
Name:	Samir N. Masri
Title:	President

[Signature Page to Agreement and Plan of Merger]